EXHIBIT 99.1
News Release
Contacts:	Media - Alan H. McCoy, Vice President, Government & Public Relations (513) 425-2826
Investors – Albert E. Ferrara, Jr., Senior Vice President, Finance & CFO (513) 425-2888

AK Steel Reports Financial Results for the Second Quarter of 2010

WEST CHESTER, OH, July 27, 2010 – AK Steel (NYSE: AKS) today reported net income of $26.7 million, or $0.24 per diluted share of common stock, for the second quarter of 2010, compared to a net loss of $47.2 million, or a net loss of $0.43 per diluted share, for the second quarter of 2009.
AK Steel noted that, in the absence of a global benchmark price for 2010 iron ore purchases, the company used an assumed 65% increase from the 2009 benchmark price for purposes of its second quarter 2010 financial results.  For purposes of its first quarter 2010 financial results, the company had assumed a 30% increase from the 2009 benchmark price.  As a result, the company’s second quarter 2010 results include the impact of higher iron ore costs versus the first quarter 2010.  In addition, the company recognized as an expense in the second quarter the incremental amount of the assumed 65% benchmark increase that is attributable to its first quarter results.  This “true-up” pre-tax expense recognized in the second quarter was approximately $18.0 million.  Excluding the effect of the first quarter true-up for iron ore costs in the second quarter, net income for the second quarter would have been approximately $37.4 million or $0.34 per share.
Net sales for the second quarter of 2010 were $1,596.1 million on shipments of 1,449,400 tons, compared to sales of $793.6 million on shipments of 740,600 tons for the year-ago second quarter.  Second quarter 2010 shipments represent the company’s fourth consecutive quarter of increased shipping levels and the highest level since the third quarter of 2008.  The company said its average selling price for the second quarter of 2010 was $1,101 per ton, a 9% increase over the $1,014 per ton in the first quarter of 2010, and about 3% higher than the $1,072 per ton reported for the second quarter of 2009.
The company reported an operating profit for the second quarter of 2010 of $65.6 million, or $45 per ton, compared to an operating loss of $72.5 million, or $98 per ton, for the second quarter of 2009.   The company ended the second quarter of 2010 with $129.5 million of cash and $700.6 million of availability under its credit facility, for total liquidity of more than $830 million.
“AK Steel’s second quarter of 2010 results represent another quarter of solid progress in this year of economic recovery for our company,” said James L. Wainscott, Chairman, President and CEO.  “Despite the impact of significantly increased costs for iron ore, AK Steel recorded an excellent second quarter performance.”
    The following schedule reflects the reconciliation of the Non-GAAP quarterly financial measures discussed in the preceding section of this news release:

Three Months Ended
(Dollars in millions)	June 30,
2010
Reconciliation to net income attributable to AK Steel Holding Corporation
Adjusted net income (excluding item below)	$37.4
Iron ore true-up expense ($18.0 less tax of $7.3)	(10.7)
Net income attributable to AK Steel Holding Corporation	$26.7

Reconciliation to basic and diluted earnings per share
Adjusted basic and diluted earnings per share (excluding item below)	$0.34
Iron ore true-up expense (net of tax)	$(0.10)
Basic and diluted earnings per share	$0.24

Six-Month Results
For the first six months of 2010, the company reported net income of $28.6 million, or $0.26 per diluted share.  The company reported a net loss for the corresponding 2009 period of $120.6 million, or a net loss of $1.10 per diluted share.  The 2010 first-half results include a non-cash charge in the first quarter of $25.3 million, or $0.23 per diluted share of common stock, related to federal healthcare legislation signed into law in March of this year.  Excluding the special charge, net income for the first-half of 2010 was $53.9 million, or $0.49 per diluted share.
First-half 2010 sales were $3,001.8 million compared to $1,715.8 million in the first-half of 2009. Shipments for the first-half of 2010 were 2,835,200 tons compared to 1,519,400 tons in the first-half of 2009.  The company reported an operating profit of $123.2 million, or $43 per ton, for the first-half of 2010 compared to an operating loss of $172.4 million, or $113 per ton, for the first-half of 2009.  The significant increase in shipments, sales and income for the first-half of 2010 was due to increased demand from the automotive market along with other markets the company serves as the global economy continued to recover.
During the first-half of 2010, the company made $110 million in pension fund contributions and a $65 million contribution to a Voluntary Employees Beneficiary Association trust established to assume responsibility for all health and welfare postretirement benefit obligations formerly owed by the company to a group of retirees from the company’s Middletown Works.
    The following schedule reflects the reconciliation of the Non-GAAP six-month financial measures discussed in the preceding section of this news release:

Six Months Ended
(Dollars in millions)	June 30,
2010
Reconciliation to net income attributable to AK Steel Holding Corporation
Adjusted net income (excluding item below)	$53.9
Income tax provision due to tax law change	(25.3)
Net income attributable to AK Steel Holding Corporation	$28.6

Reconciliation to basic and diluted earnings per share
Adjusted basic and diluted earnings per share (excluding item below)	$0.49
Income tax provision due to tax law change	$(0.23)
Basic and diluted earnings per share	$0.26

Third-Quarter 2010 Outlook
AK Steel said it expects shipments in the third quarter of 2010 to be approximately 3% higher than its second quarter 2010 shipments.  The company anticipates that its average per ton selling price will be about 5% lower than the second quarter of 2010.  The company also expects planned maintenance costs to decrease by approximately $4 million compared to the second quarter.  Assuming a 65% increase in the iron ore benchmark price, AK Steel expects to generate an operating profit of approximately $15 per ton for the third quarter.
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Use of Non-GAAP Financial Measures
AK Steel has included in this news release certain Non-GAAP financial measures that management believes are useful to investors in understanding and evaluating the operating performance of the company. The presentation of these additional financial measures is not meant to be considered in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP.
Safe Harbor Statement
The statements in this release with respect to future results reflect management’s estimates and beliefs and are intended to be, and hereby are identified as “forward-looking statements” for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The company cautions readers that such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those currently expected by management, including those risks and uncertainties discussed in the company’s Annual Report on Form 10K for the year ended December 31, 2009, as updated in our most recent Quarterly Report on Form 10Q.  Except as required by law, the company disclaims any obligation to update any forward-looking statements to reflect future developments or events.
About AK Steel
AK Steel produces flat-rolled carbon, stainless and electrical steels, primarily for automotive, appliance, construction and electrical power generation and distribution markets.  The company employs about 6,200 men and women in Middletown, Mansfield, Coshocton and Zanesville, Ohio; Butler, Pennsylvania; Ashland, Kentucky; Rockport, Indiana; and its corporate headquarters in West Chester, Ohio.  Additional information about AK Steel is available on the company’s web site at www.aksteel.com.
AK Tube LLC, a wholly owned subsidiary of AK Steel, employs about 300 men and women in plants in Walbridge, Ohio and Columbus, Indiana.  AK Tube produces carbon and stainless electric resistance welded (ERW) tubular steel products for truck, automotive and other markets.  Additional information about AK Tube LLC is available on its web site at www.aktube.com.
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AK Steel Holding Corporation
Statements of Operations
(Unaudited)
(Dollars and Shares in Millions, Except Per Share and Per Ton Data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Shipments (000 tons)	1,449.4	740.6	2,835.2	1,519.4
Selling price per ton	$1,101	$1,072	$1,059	$1,129

Net sales	$1,596.1	$793.6	$3,001.8	$1,715.8

Cost of products sold	1,428.0	766.6	2,671.6	1,689.6
Selling and administrative expenses	52.6	47.9	106.8	95.7
Depreciation	49.9	51.6	100.2	102.9
Total operating costs	1,530.5	866.1	2,878.6	1,888.2

Operating profit (loss)	65.6	(72.5)	123.2	(172.4)

Interest expense	11.1	9.2	20.0	19.4
Other income (expense)	(9.2)	3.4	(13.8)	5.7

Income (loss) before income taxes	45.3	(78.3)	89.4	(186.1)

Income tax provision due to tax law change	-	-	25.3	-
Income tax provision (benefit)	18.9	(30.3)	36.3	(64.5)

Net income (loss)	26.4	(48.0)	27.8	(121.6)

Less: Net loss attributable to noncontrolling interests	(0.3)	(0.8)	(0.8)	(1.0)

Net income (loss) attributable to AK Steel Holding Corporation	$26.7	$(47.2)	$28.6	$(120.6)

Basic and diluted earnings per share:
Net income (loss) attributable to AK Steel Holding Corporation	$0.24	$(0.43)	$0.26	$(1.10)

Weighted average shares outstanding:
Basic	109.5	108.7	109.5	109.3
Diluted	109.9	108.7	109.9	109.3

Dividends declared and paid per share:	$0.05	$0.05	$0.10	$0.10

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AK Steel Holding Corporation
Consolidated Balance Sheets
(Unaudited)
(Dollars in millions, except per share amounts)

	June 30,	December 31,
	2010	2009

Assets
Current Assets
Cash and cash equivalents	$129.5	$461.7
Accounts receivable, net	649.5	463.1
Inventories, net	724.5	416.7
Other current assets	266.0	288.6
Total Current Assets	1,769.5	1,630.1

Property, plant and equipment	5,479.6	5,385.1
Accumulated depreciation	(3,509.0)	(3,409.1)
Property, plant and equipment, net	1,970.6	1,976.0
Other	619.9	668.6

Total Assets	$4,360.0	$4,274.7

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$792.0	$438.9
Other accruals	167.4	157.0
Current portion of long-term debt	0.7	0.7
Pension & other postretirement benefit obligations	140.6	144.1
Total Current Liabilities	1,100.7	740.7

Long-term debt	501.9	605.8
Pension & other postretirement benefit obligations	1,662.4	1,856.2
Other liabilities	225.8	191.9

Total Liabilities	3,490.8	3,394.6

Stockholders' Equity
Common stock, authorized 200,000,000 shares of $0.01 par value each; issued 2010, 122,797,017 shares, 2009, 121,881,816 shares; outstanding 2010, 109,977,430 shares, 2009, 109,394,455 shares	1.2	1.2
Additional paid-in capital	1,926.0	1,911.4
Treasury stock, shares at cost, 2010, 12,819,587 shares; 2009, 12,487,361 shares	(169.8)	(162.2)
Accumulated deficit	(1,019.9)	(1,037.5)
Accumulated other comprehensive income	133.7	167.9
Total AK Steel Holding Corporation Stockholders' Equity	871.2	880.8

Noncontrolling interest	(2.0)	(0.7)

Total Stockholders' Equity	869.2	880.1

Total Liabilities and Stockholders' Equity	$4,360.0	$4,274.7

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AK Steel Holding Corporation
Statements of Cash Flows
(Unaudited)
(Dollars in millions)

	Six Months Ended
	June 30,
	2010	2009

Cash Flow From Operating Activities:
Net income (loss)	$27.8	$(121.6)
Depreciation	100.2	102.9
Amortization	11.0	6.6
Deferred taxes	63.6	(37.4)
Contributions to the pension trust	(110.0)	(100.0)
Contribution to Middletown retirees VEBA	(65.0)	(65.0)
Pension and other postretirement benefit payments greater than expense	(54.0)	(31.3)
Working capital	(160.6)	162.6
Working capital - Middletown Coke	15.0	3.9
Other	17.7	26.7
Net Cash Flow From Operating Activities	(154.3)	(52.6)

Cash Flow From Investing Activities:
Capital investments	(35.0)	(76.8)
Capital investments - Middletown Coke	(48.9)	(18.8)
Other	1.0	0.3
Net Cash Flow From Investing Activities	(82.9)	(95.3)

Cash Flow From Financing Activities:
Proceeds from issuing long-term debt	400.0	-
Redemption of long-term debt	(505.9)	(23.1)
Debt issuance costs	(8.7)	-
Proceeds from exercise of stock options	1.3	-
Purchase of treasury stock	(7.5)	(11.4)
Common stock dividends	(11.0)	(11.0)
Advances from minority interest owner to Middletown Coke	35.0	15.5
Other	1.8	1.0
Net Cash Flow From Financing Activities	(95.0)	(29.0)

Net Decrease in Cash	(332.2)	(176.9)

Cash and Cash Equivalents, Beginning	461.7	562.7

Cash and Cash Equivalents, Ending	$129.5	$385.8

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AK Steel Holding Corporation
(Unaudited)

Steel Shipments

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Tons Shipped by Product (000's)
Stainless/electrical	218.9	148.5	431.0	307.6
Coated	685.2	322.4	1,320.4	672.8
Cold-rolled	284.7	148.8	566.5	293.0
Tubular	32.6	16.6	61.3	34.8
Subtotal value-added shipments	1,221.4	636.3	2,379.2	1,308.2

Hot-rolled	184.1	64.9	377.8	140.4
Secondary	43.9	39.4	78.2	70.8
Subtotal non value-added shipments	228.0	104.3	456.0	211.2

Total Shipments	1,449.4	740.6	2,835.2	1,519.4

Shipments by Product (%)
Stainless/electrical	15.1%	20.1%	15.2%	20.2%
Coated	47.3%	43.5%	46.6%	44.3%
Cold-rolled	19.6%	20.1%	20.0%	19.3%
Tubular	2.3%	2.2%	2.1%	2.3%
Subtotal value-added shipments	84.3%	85.9%	83.9%	86.1%

Hot-rolled	12.7%	8.8%	13.3%	9.2%
Secondary	3.0%	5.3%	2.8%	4.7%
Subtotal non value-added shipments	15.7%	14.1%	16.1%	13.9%

Total Shipments	100.0%	100.0%	100.0%	100.0%

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